110 Cannon Street
London, England EC4N 6EU
www.valaris.com
Valaris plc Receives NYSE Notice of Immediate Suspension of Trading and
Delisting of Valaris Common Stock

LONDON, August 25, 2020 … Valaris plc (NYSE: VAL) (“Valaris” or the “Company”) announced today that on August 19, 2020 it was notified by the New York Stock Exchange (“NYSE”) of its determination to indefinitely suspend trading of the Company’s common stock and to commence proceedings to delist the Company’s common stock from the NYSE. This suspension and delisting by the NYSE is in accordance with Section 802.01D of the NYSE Listed Company Manual due to the Company’s voluntary filing for reorganization under Chapter 11 of the Bankruptcy Code on August 19, 2020.

Effective August 19, 2020, the Company’s common stock commenced trading on the OTC Pink marketplace under the symbol “VALPQ.”

About Valaris

Valaris plc (NYSE: VAL) is the industry leader in offshore drilling services across all water depths and geographies. Operating a high-quality rig fleet of ultra-deepwater drillships, versatile semisubmersibles, and modern shallow-water jackups, Valaris has experience operating in nearly every major offshore basin. With an unwavering commitment to safety and operational excellence, and a focus on technology and innovation, Valaris was rated first in total customer satisfaction in the latest independent survey by EnergyPoint Research - the ninth consecutive year that the Company has earned this distinction. Valaris plc is an English limited company (England No. 7023598) with its corporate headquarters located at 110 Cannon Street, London EC4N 6EU. To learn more, visit our website at www.valaris.com.

Media Contact:
Dana Gorman / Sydney Isaacs
Abernathy MacGregor
+1 212-371-5999

Investor Contact:
Darin Gibbins
Vice President – Investor Relations and Treasurer
+1 713-979-4623